Exhibit (p)(2)

Akre Capital Management, LLC Code of Ethics.

Exhibit (p)(2)

AKRE CAPITAL MANAGEMENT, LLC
CODE OF ETHICS
Adopted Under Rule 17j-1 and Rule 204A-1

Revised January 2005

Akre Capital Management, LLC (the "Adviser"), is confident that its Officers, Directors, and employees act with integrity and good faith.  The Adviser recognizes, however, that personal interests may conflict with client interests including those of the FBR Small Cap Fund (the "Fund") where Officers, Directors or employees:

•                     know about the client's and Fund's present or future portfolio transactions; or

•                     have the power to influence client and Fund portfolio transactions; and

•                     engage in Securities transactions for their personal account(s).

In an effort to prevent any conflicts from arising and in accordance with Rule 17j-1(c)(1) under the Investment Company Act of 1940 ("1940 Act") and Rule 204A-1, the Adviser has adopted this Code of Ethics (the "Code") to address transactions that may create or appear to create conflicts of interest, and to establish reporting requirements and enforcement procedures.  (Definitions of underlined terms are included in Appendix I).

About this Code of Ethics:

A.        Who is covered by the Code of Ethics?

•                     All Officers;

•                     All Directors; and

•                     All employees.

B.         What rules apply to me?

This Code sets forth specific prohibitions regarding Securities transactions.  All Officers, Directors and employees of the Adviser are considered both access persons and investment personnel, as defined in Appendix I attached hereto.  As such, all of the prohibitions and restrictions contained in this Code are universally applicable.  The Code also sets out certain reporting requirements attached in   Part A.

1.         Statement of General Principles.

In recognition of the trust and confidence placed in the Adviser by clients and the Fund, and because the Adviser believes that its operations should benefit all clients and the Fund's shareholders, the Adviser has adopted the following universally applicable principles:

  The interests of the firm's clients and Fund's shareholders are paramount.  Client and shareholder interests must be placed before personal interest.

  All personal Securities transactions must be accomplished in a manner that avoids conflict between your personal interests and those of all clients and the Fund and its shareholders.

  You must avoid actions or activities that allow (or appear to allow) you or your family to benefit from your position with the Adviser, or that bring into question your independence or judgment.

2.         Prohibitions and Restrictions Applicable to all Akre Capital Management, LLC Personnel.

A.        Prohibition Against Fraud, Deceit and Manipulation.

You cannot, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client or the Fund:

1.         employ any device, scheme or artifice to defraud clients or the Fund;

2.         make to clients or the Fund any untrue statement of a material fact or omit to state to a client or the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.         engage in any act, practice or course of business which would operate as a fraud or deceit upon clients or the Fund; or

4.         engage in any manipulative practice with respect to clients or the Fund.

B.         Limits on Accepting or Receiving Gifts.

You may not accept or receive any gift of more than de minimis value from any person or entity in connection with a client's or the Fund's entry into a contract, development of an economic relationship, or other course of dealing by or on behalf of a client or the Fund.  [For purposes of this Code the term "de minimus" means a gift with a value of less than $100.]

C.         Insider Trading Procedures

The Akre Capital Management, LLC Insider Trading Compliance Procedures apply to all employees of the Adviser.

D.        Restrictions on Personal Securities Transactions.

An employee may not buy or sell any securities for an employee account or employee related account without getting the prior approval of the ACM's Managing Member or its Compliance Officer.  A copy of a written request to buy or sell a security with respect to an employee account or employee related account is contained in Appendix VII.

Notwithstanding the preceding, prior consent is not required for transactions in securities that are:  direct obligations of the Government of the United States; bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements; or shares issued by registered open-end investment companies (except FBRVX and any other sub-advised fund).  All transactions in employee accounts and employee related accounts with the Company shall be reviewed on a quarterly basis by the Compliance Officer or his designee.  Approvals for transactions are valid only for the trading day on which granted.

In addition you cannot purchase or sell, directly or indirectly, any Security in which you have (or by reason of such transaction acquire) any beneficial ownership on the same day as the same (or a related) Security is being purchased or sold by the FBR Small Cap Mutual Fund.

E.         Pre-Approval of Investments in IPOs and Limited Offerings.

You must obtain approval from the President before acquiring beneficial ownership of any Securities offered in an initial public offering or a limited offering.

3.         Reporting Requirements.

Subject to Section 7 hereof, all Officers, Directors and employees must comply with the reporting requirements set forth in Part A.

4.         Review and Enforcement of the Adviser's Code.

A.        Appointment of a Review Officer

A review officer (the "Review Officer") will be appointed by the President to perform the duties described in this Section 5.  The President will provide the name of the Review Officer to each access person at the time each such person becomes an access person.

B.         The Review Officer's Duties and Responsibilities.

  The Review Officer shall notify each person who becomes an access person, of the reporting obligations under this Code at the time such person becomes an access person.

  The Review Officer will, on a quarterly basis, compare all reported personal Securities transactions with the firm's completed securities transactions and a list of Securities being considered for purchase or sale by the Adviser (if such a list exists), to determine whether a Code violation may have occurred.  Before determining that a person has violated the Code, the Review Officer must give the person an opportunity to supply explanatory material.

  If the Review Officer determines that a Code violation has or may have occurred, the Review Officer must submit the determination, together with the confidential quarterly report and any explanatory material provided by the person, to the President.  The President will determine whether the person violated the Code.

  No person is required to participate in a determination of whether he or she has committed a Code violation or discuss the imposition of any sanction against himself or herself.

  The Review Officer will report his or her own Securities transactions to an Alternate Review Officer on a quarterly basis, which Alternative Review Officer shall otherwise fulfill the duties of the Review Officer with respect to Securities transactions so reported.

C.         Resolution; Sanction(s).

If the Review Officer finds that a person has violated the Code, the Review Officer will approve a proposed resolution of the situation or, if appropriate and in consultation with the President, impose upon the person sanctions that the Review Officer deems appropriate and will report the violation and the resolution and/or sanction imposed to the Fund's Board of Trustees at the next regularly scheduled board meeting unless, in the sole discretion of the President, circumstances warrant an earlier report.  [If the Review Officer believes that the President has violated the Code, the Review Officer shall confer with the Adviser's legal counsel.]

5.         Annual Written Report to the Board

At least once a year, the Adviser will provide the Fund's Board of Trustees a written report that includes:

A.        Issues Arising Under the Code.  The report will describe any issue(s) that arose during the previous year under the Code or procedures thereto, including any material Code or procedural violation(s), and any resulting sanction(s); and

B.         Certification and Adoption.  The report will certify to the Board that the Adviser has adopted measures reasonably necessary to prevent its access persons from violating the Code.

6.         Interrelationship with the Fund's Code of Ethics.

A.        General Principle.

A person who is both an Officer and/or Trustee of the Fund and an Officer, Director, and/or employee of the Adviser, is only required to report under this Code of Ethics.

B.         Procedures.  The President of the Adviser shall:

  Submit to the Board of Trustees of the Fund a copy of this code of ethics;

  Promptly furnish to the Fund, upon request, copies of any reports made under this code of ethics by any person who is also covered by the Fund's code;

  Promptly report to the Fund in writing any material amendments to this code of ethics; and

  Immediately furnish to the Fund, without request, all material information regarding any violation of this code of ethics by any person.

7.         Recordkeeping.

The Adviser will maintain records as set forth below.  These records will be maintained in accordance with Rule 31a-2 under the 1940 Act and the following requirements.  They will be available for examination by representatives of the Securities and Exchange Commission.

  A copy of this Code and any other code which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place.

  A record of any Code violation and of any sanctions taken will be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurred.

  A copy of each report made by an access person under this Code will be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

  A record of all persons who are, or within the past five years have been, required to submit reports under this Code, or who are or were responsible for reviewing these reports, will be maintained in an easily accessible place.

  A copy of each annual written report to the Board, required by Section 6 of this Code, must be maintained for at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

  The Adviser must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of Securities acquired in an IPO or limited offering, for at least five years after the end of the fiscal year in which the approval is granted.

8.          Miscellaneous.

  Confidentiality.  Except as otherwise provided herein, all personal Securities transactions reports and any other information filed under this Code will be treated as confidential, provided that such reports and related information may be produced to the Securities and Exchange Commission and other regulatory agencies.

  Interpretation of Provisions.  The President may from time to time adopt such interpretations of this Code as he deems appropriate.

  Compliance Certification.  Every year, you must certify that you have read, understood, and complied with this Code and the reporting requirements of this Code of Ethics.  An Annual Compliance Certification is attached as Appendix V.

PART A
Officers, Directors, and Employees

1.         List of Securities Holdings

A.        Initial Holdings Report.

You must submit a listing of all Securities beneficially owned within 10 days of the date you first become an access person of the Adviser.  An Initial Holdings Report Form is attached as Appendix III.

The report must contain the following information:

1.         Title, number of shares and principal amount of each Security;

2.         The name of any broker, dealer or bank with whom you maintain an account in which Securities are held; and

3.         The date your report is submitted.

B.        Annual Holdings Report.

Each year, you must submit a report to the Review Officer disclosing the Securities you beneficially own as of December 31st of that year.  The report must contain the same type of information as in your Initial Holdings Report.  An Annual Holdings Report Form is attached as Appendix IV.

2.         Required Transaction Reports.

A.        Quarterly Transaction Reports and Accounts Established:

  On a quarterly basis, you must report transactions in Securities, as well as any Securities accounts established.  You must submit your report to the Review Officer no later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected or an account was established.  A Quarterly Personal Securities Transactions Report Form is included as Appendix II.

  If you had no reportable transactions or did not open any Securities accounts during the quarter, you are still required to submit a report.  Please note on your report that you had no reportable transactions during the quarter, and return it, signed and dated.

  Remember:  You are not required to report your transactions under the Fund's Code if you are required to file reports under this Code.

A.        What Securities Transactions and Accounts are Covered Under Your Quarterly Reporting Obligation?

You must report all transactions in Securities in which you have or acquire direct or indirect beneficial ownership.  The report must also include any account you established in which Securities were held for your direct or indirect benefit during the quarter.

B.         What Securities Transactions May Be Excluded from Your Report?

You are not required to detail or list the following Securities or transactions on your report:

  Purchases or sales effected for any account over which you have no direct or indirect influence or control.

  Purchases you made solely with the dividend proceeds received in a dividend reinvestment plan or that are part of an automatic payroll deduction plan, where you purchase Securities issued by your employer.

  Purchases arising from the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, as long as you acquired these rights from the issuer, and sales of such rights so acquired.

  Purchases or sales which are non-volitional on the part of the person, including purchases or sales upon exercise of puts or calls written by the person and sales from a margin account to a bona fide margin call.

You may include a statement in your report that the report shall not be construed as your admission that you have any direct or indirect beneficial ownership in the Security included in the report.